UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☑	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

NUVEEN MASSACHUSETTS PREMIUM INCOME MUNICIPAL FUND (NMT)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Generic Outbound Script
Hello. My name is                     . May I please speak with                     ?
I’m calling regarding your investment in the _____. We sent you a proxy card to register your vote for the shareholder meeting and haven’t received it back, so we’re calling to ask if you would like to vote along with the recommendations of the Board?
If shareholder says they do want to place a vote over the phone:
The Board recommends a vote in favor of the proposal. Would you like to register a vote along with the recommendations of your Board?
If shareholder wants to vote but would like to review proposal:
Read proposal directly from the statement and answer any questions.
The Board recommends a vote in favor of the proposal. Would you like to register a vote along with the recommendations of the Board?
I am recording your vote and will send you a printed confirmation to <address>. Please review your confirmation when you receive it and call <CFS Toll Free Number> immediately if your voting instructions are not correctly reflected in your confirmation. For confirmation purposes, may I have the city, state and zip code that we’ll be mailing your confirmation to?
Thank you for your time. Have a nice day/evening.
If shareholder doesn’t want to vote:
I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone, please call <CFS Toll-free number>. When calling, please refer to record # ___. Our hours of operation are from 9:00 am to 11:00 pm Eastern Time. Monday through Friday and 12pm to 6pm on Saturday. Thank you for your time. Have a nice day/evening.
If shareholder states they have not received the materials:
I would like to mail you another set of proxy materials. Do you still live at (address)?
You should receive your materials within 7 to 10 business days. I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone, please call <CFS Toll-free number>. When calling, please refer to record # ___. Our hours of operation are from 9:00 am to 11:00 pm Eastern Time. Monday through Friday and 12pm to 6pm on Saturday. Thank you for your time. Have a nice day/evening.